SEMPLE, MARCHAL & COOPER, LLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
SMC
2700 NORTH CENTRAL AVENUE, NINTH FLOOR, PHOENIX, ARIZONA 85004-1147

Exhibit 16.1

February 9, 2015

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Aurios Inc., which we understand will be filed with the Commission, pursuant to Item 4.01of Form 8-K. We agree with the statements concerning our Firm in such 8-K as contained in Item 4.01. As to the statement regarding the steps to remediate the Company's material weakness with the hiring of an outside consultant, and in relation to the statements regarding the new independent registered public accounting firm, we have no knowledge in regards to these matters.

Sincerely,

Semple, Marchal & Cooper, LLP

Semple, Marchal & Cooper, LLP

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